Exhibit 99.1

FingerMotion Reports Q2 2024 Financial Results

SINGAPORE / ACCESSWIRE / October 16, 2023 / FingerMotion, Inc. (NASDAQ:FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, is pleased to report its financial results for the second quarter of fiscal 2024 for the period ended August 31, 2023. To review the full financial results, please view the Company’s recent 10-Q filing at www.sec.gov/edgar/search or on the Company’s website at www.fingermotion.com/investor-relations/financial-information/details, which should be read in connection with this news release.

Q2 2024 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported quarterly revenue of $9.28 million (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data) which was an increase of $4.30 million or 86% compared to Q2 of fiscal 2023;
●	Reported quarterly increase in Telecommunications Products & Services business revenue of $6.38 million or 227% compared to Q2 of fiscal 2023;
●	Reported quarterly Big Data revenue of $.77 million compared to $.63 million in Q2 of fiscal 2023;
●	Reported quarterly decline in SMS & MMS business revenue of $2.1 million or 100% compared to Q2 of fiscal 2023;
●	Reported quarterly cost of revenue of $7.44 million which was an increase of $2.87 million or 63% compared to Q2 of fiscal 2023;
●	Reported a gross profit of $1.84 million which was an increase of $1.42 million or 341% compared to Q2 of fiscal 2023;
●	Reported quarterly loss of $134,081 which was a decrease of $1.40 million or 91% compared to Q2 of fiscal 2023;
●	Basic and Diluted loss per share of $0.00 versus a loss per share of $0.04 for Q2 of fiscal 2023;
●	On August 31, 2023, FingerMotion had $4,043,279 in cash, a working capital surplus of $14,031,352 and shareholders’ equity of $14,198,601;
●	Total Assets were $20.30 million, Total Current Liabilities were $6.08 million and Total Liabilities were $6.08 million;
●	52,381,952 common shares were issued and outstanding as of August 31, 2023.

The Company experienced improved margins in the quarter despite the nuances of managing a more diversified product line. Results are not linear because the telecom sector has sporadic opportunities upon which the Company is able to capitalize, which results in periodic variances in the margins. The Company’s active management continually monitors and strives to optimize the divisions to leverage unique opportunities as they present themselves as part of the overall strategic plan.

“As our results show, the Company is making excellent progress toward our goal of profitability,” said Martin Shen, CEO of FingerMotion Inc. “It is easy to see our trajectory towards positive earnings results and how our proactive approach to fiscal management of our resources is materializing. One of the highlights of the quarter is the progress we are making towards break even.”

General and administrative expenses increased by $358,487 or 28% during the quarter, which was a result of an increase in a range of costs related to Company administration. Research and development expenses dropped to $176,956 during the quarter, which was 11% lower due to savings from data access fees charged by the telecom companies.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com/

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

Email: info@skylineccg.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. We have based these forward-looking statements on our current expectations about future events or performance, including expected revenues. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to our securities.